UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2005
__________________
PHH CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)

(856) 917-1744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On July 15, 2005, Chesapeake Funding, LLC (“Chesapeake”), a wholly-owned subsidiary of PHH Corporation (the “Company”), entered into the Series 2005-1 Indenture Supplement (the “Supplement”) to the Base Indenture dated June 30, 1999, as amended (the “Indenture”), pursuant to which Chesapeake issued $100 million of variable funding notes (the “Notes”). This additional asset-backed debt capacity will be used to support the acquisition of vehicles used by PHH Vehicle Management Services, LLC, doing business as PHH Arval (“PHH Arval”), a wholly-owned subsidiary of the Company, in its fleet leasing operations. The parties to the Supplement include Chesapeake as issuer, PHH Arval as administrator, JPMorgan Chase Bank, National Association as administrative agent and indenture trustee, and certain other commercial paper conduit purchasers, funding agents and banks. The Supplement is scheduled to expire on July 14, 2006, subject to any extensions made thereto.

The terms and conditions of the Notes are substantially similar to those of Chesapeake’s existing variable funding notes. The Notes are collateralized by leased vehicles and related assets, which are not available to pay the Company’s general obligations. The vehicle titles used to collateralize the Notes are held in a bankruptcy remote trust, which acts as lessor under operating and direct financing lease agreements. The holder of the Notes will receive cash flows from the lease agreements and other related receivables as well as proceeds from the sale of the vehicles. Chesapeake’s ability to draw under the Notes is subject to there being no termination of PHH Arval’s role as servicer of the underlying lease assets as a result of its bankruptcy, insolvency or default in the performance of its servicing obligations.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01, Entry into Material Definitive Agreement, above is incorporated by reference in response to this Item.

Item 9.01.  Financial Statements and Exhibits.

(c)	Exhibits

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

By:	/s/ William F. Brown
	Name:	William F. Brown
	Title:	Senior Vice President, General Counsel and Secretary

Dated: July 21, 2005